Exhibit 10.1

MODINE MANUFACTURING COMPANY
RETIREMENT AGREEMENT

THIS AGREEMENT is made and entered into by and between Modine Manufacturing Company, a Wisconsin corporation, having its principal place of business in Racine, Wisconsin (the "Company"), and David B. Rayburn of Racine, Wisconsin (the "Executive").

WHEREAS, the Company and Executive have entered into an employment agreement dated as of June 15, 2007 (the "Employment Agreement"); and

WHEREAS, the Executive served as President and Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive have discussed Executive's retirement from the Company and the terms and conditions that would be applicable thereto; and

WHEREAS, the parties wish to enter into this Agreement to finalize all such terms and conditions;

NOW, THEREFORE, in consideration of the Executive’s past service and of the mutual promises herein made and other good and valuable consideration, the parties agree as follows:

1.           Retirement.  The Executive has agreed to retire from all officer and director positions with the Company and its subsidiaries, and to retire as an employee of the Company, effective as of March 31, 2008 (the “Retirement Date”).  The Company has accepted Executive's retirement.  The Executive shall continue to receive his current base salary and all qualified and nonqualified pension and welfare benefits to which he is entitled as a full-time executive employee of the Company until the Retirement Date.

2.           Special Retirement Benefit.  In lieu of any other amounts payable under the Employment Agreement or under any other severance plan or program of the Company or its affiliates, the Company shall provide Executive with special retirement payments and benefits as set forth in the attached schedule (the “Special Retirement Benefit Schedule”) based upon a March 31, 2008 termination date (the “Special Retirement Benefit”).  The benefits and payments set forth in the Special Retirement Benefit Schedule are further described in Sections 3 through 8 below.  The Executive specifically waives and releases any claims under the Employment Agreement or any other severance plan or program of the Company or any of its affiliates. The Special Retirement Benefit shall not be taken into account under any other pension, savings or welfare benefit plan that bases benefits on compensation.  The Special Retirement Benefit will be paid or provided to Executive at the times as specified in the Special Retirement Benefit Schedule, provided the Executive has not revoked this Agreement as provided in Section 11(d).  If the Executive dies prior to receiving all of the Special Retirement Benefits, any unpaid payments will be made to the Executive’s estate.

3.             Base Pay.  For the period from April 1, 2008 until October 1, 2010 (thirty (30) months), the Company shall pay Executive bi-weekly an amount equivalent to Executive’s current bi-weekly salary.  All legally required taxes will be deducted from the above sums.  It is expressly agreed that all payments as described above are being allocated for purposes of unemployment compensation to each of the applicable pay periods.

4.           Equity Awards.  With respect to previous grants to Executive under the Company’s equity incentive plans as approved by the Board of Directors and shareholders of the Company, the Officer Nomination and Compensation Committee has consented to Executive’s early retirement, so that Executive’s previously granted restricted stock awards shall vest to Executive and be free of any restrictions as of the date the revocation period set forth in Section 11(d) has expired.  In accordance with their terms, Executive's previously granted stock options may be exercised up to the earlier of ten (10) years from the date of grant or three (3) years following Executive's Retirement Date. Any incentive stock options must be exercised within 90 days of the Executive's Retirement Date in order to be considered incentive stock options; thereafter, the stock options will be treated as non-qualified stock options.

5.           Financial and Tax Planning; Executive Physical.  The Company will continue to pay for reasonable financial planning and tax preparation services for Executive through and until March 31, 2009.  Executive is eligible and covered for one additional medical exam at Mayo Clinic in Rochester, MN or Jacksonville, FL or Froedtert/Medical College of Wisconsin, at his election, under the Company’s executive medical program between the date hereof and December 31, 2008 which Executive shall schedule through the Company’s normal process for such exams.  Executive will be responsible for his own transportation to the medical exam.

6.           401(k), Deferred Compensation, Pension Plan and Other Benefits. The Executive’s rights and benefits under the Modine 401(k) Retirement Savings Plan for Salaried Employees, the Modine Deferred Compensation Plan and the Modine Non-Union Hourly and Salaried Employee Pension Plan (the “Pension Plan”) are governed by the provisions of those plans.

7.           Salary Continuation; Life Insurance; Long-Term Disability Benefits.  Given Executive’s retirement from the Company, effective as of the Retirement Date, Executive shall cease to be eligible for salary continuation, life insurance and Long-Term Disability Benefits generally provided by the Company to active employees.

8.           Health and Dental Insurance.  The Executive’s participation in the Company’s health and dental insurance plans shall cease on March 31, 2008.  Under current federal COBRA legislation, the Executive may elect to continue medical and dental insurance at specified group rates for up to 18 months’ duration.  The Company will pay the Executive’s COBRA premiums for medical and dental coverage until October 1, 2009 (eighteen (18) months).  Upon completion of the eighteen (18) months of medical and dental insurance under COBRA, Executive will be eligible to receive retiree medical benefits from the Company and the Executive’s COBRA benefit will conclude.

9.           Executive's Obligations Under Employment Agreement; Nondisparagement.  Executive's obligations under the Employment Agreement, including those contained in Section 12 of the Employment Agreement relating to confidential information, non-solicitation and restrictions on competition, shall remain in effect.  Executive also agrees that from the date hereof he shall not, directly or indirectly, make or cause to be made any disparaging, derogatory, misleading or false statement, whether orally or in writing, to any person or entity, including members of the investment community, press, customers, competitors and advisors to the Company, about the Company and its directors, officers or employees, or the business strategy, plans, policies, practices or operations of the Company.  The Company shall instruct the directors and board elected officers of the Company not to, directly or indirectly, make or cause to be made any disparaging, derogatory, misleading or false statement, orally or in writing, to any person or entity about Executive.  Notwithstanding the foregoing, the Company and Executive may each confer in confidence with its own respective legal counsel and nothing herein shall prevent either party from responding truthfully to any information requests or questions posed in any formal or informal legal, regulatory, administrative or investigative proceedings involving any court, tribunal or governmental body or agency or otherwise as required by law.

10.           Release.  In consideration of the Company’s promise to pay the Special Retirement Benefit to the Executive, and subject only to the performance by the Company of its promises contained in this Agreement, the Executive hereby releases the Company, its subsidiaries and affiliates, and their officers, directors, employees, agents, predecessors and successors from any and all claims that the Executive might have arising out of his employment and the termination thereof arising prior to the time the Executive signs this Agreement, with the exception of (a) Executive’s rights to receive vested benefits to which the Executive is entitled after the Retirement Date under any qualified or nonqualified employee benefits plans and arrangements of the Company, (b) claims for indemnification as provided under applicable law, any applicable insurance policies (e.g., directors and officers insurance), the Articles of Incorporation or Bylaws of the Company, or any applicable policy statements or indemnification agreements with the Company, and (c) obligations owed to the Executive under this Agreement.  The claims that are being released include, but are not limited to, claims under the Employment Agreement or any other severance pay plan or program, claims for wrongful discharge, breach of contract, harassment, unlawful terms and conditions of employment, retaliation, defamation, invasion of privacy, discrimination (including, but not limited to, discrimination on the basis of age under the Age Discrimination in Employment Act and state and local law), the Sarbanes-Oxley Act of 2002 and any other claims that might be brought under any federal, state or local law or regulation that regulates the employment relationship or employee benefits, whether such claims are known or unknown to the Executive at the time the Executive signs this Agreement.

11.           Acknowledgments.  Each party acknowledges entering into this Agreement knowingly, freely and voluntarily.  The Executive acknowledges that:

(a)	he has been and is hereby advised by the Company to consult with legal counsel before signing this Agreement;

(b)	he has 21 days from the date of his receipt of this Agreement within which to consider it;

(c)
he understands that this Agreement includes a final general release of the Company, its subsidiaries and affiliates, and their officers, directors, employees, agents, predecessors and successors, for any and all matters up to the date that this Agreement is signed; and

(d)
he may, within 7 calendar days following the date of his execution of this Agreement, revoke this Agreement by giving written notice of his intent to revoke to the Chairman of the Officer Nomination and Compensation Committee of the Company’s Board of Directors, c/o Modine Manufacturing Company.  This Agreement shall not become effective or enforceable until this 7-day revocation period has expired.  TIME IS OF THE ESSENCE WITH REGARD TO THIS PARAGRAPH.

12.           Representation.  Each party represents and acknowledges that in executing this Agreement, such party has not relied upon any representation or statement not set forth herein made by the other party or any of the other party’s agents, representatives or employees with regard to the subject matter, basis or effect of this Agreement.  The Company represents and warrants that it has obtained all consents, approvals and authorizations required to execute, deliver and perform this Agreement, that they are in full force and effect as of the date hereof, and that this Agreement is a valid, binding and enforceable obligation of the Company in accordance with its terms.

13.           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect or impair the validity or enforceability of any other provision and this Agreement shall be construed as if such invalid or unenforceable provision were not contained herein.

14.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to its conflict of laws provisions.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the dates set forth below opposite their names.

/s/ David B. Rayburn	April 6, 2008
David B. Rayburn	Date

MODINE MANUFACTURING COMPANY
By: /s/ Gregory T. Troy	April 4, 2008
Gregory T. Troy, Vice President and Chief Human Resources Officer	Date

/s/ Gary L. Neale	April 4, 2008
Gary L. Neale, Non-executive Chairman of the Company’s Board of Directors, and through March 31, 2008, Chairman of the Officer Nomination and Compensation Committee of the Company’s Board of Directors	Date

Dave Rayburn
Retirement Agreement
Special Retirement Benefit Schedule	Retirement		Retirement Agreement
	Agreement		When Payable

Base Pay	$1,807,500	30 mos	bi-weekly

Benefits Earned:
Pension	Monthly Annuity		at retiree's election
SERP*	$2,353,547	(approx)	Payable in non-409A amounts/409A amounts
401(k) (current balance)	$297,000		at retiree's election
Def. Comp (current balance)	$539,000		non-409A amounts -after 60 days
			409A amounts - after six months
Vacation earned for 08/09	$55,615		4/1/2008

Equity
Restricted Stk (at market, est.$14.12 as of 3/26/08)	$948,779		At time agreement becomes effective
67194 shares restricted
Performance Shares	Pro-rated if paid		At end of performance period

Benefits:

401(k)/DefComp Match**	$45,188	30 mos	paid for calendar yr at the end of the yr
DCRP***	$72,300	30 mos	paid for calendar yr at the end of the yr

Employee Health, Dental and Vision****	$10,571	18 mos	Pay COBRA for 18 months after COBRA he elects and pays retiree medical

Financial Planning	$4,000	1 yr	pay expenses incurred 4/08-3/09

Tax Preparation	$4,000	1 yr	pay expenses incurred 4/08-3/09

Mayo Clinic	$3,000	1 yr	Pay 2008 May physical

Total	$6,140,500

*based on 3-27-08 Hewitt estimate payable 1/1/09
**assumes 50% on 5% of current base pay
***assume 4% of base (no bonus paid in 07/08)
****Using current COBRA rates